UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17 , 2009

Cyalume Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52247	20-3200738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Windsor Street, West Springfield, Massachusetts	01089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(413) 858-2500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Cyalume Technologies, Inc. (the “Borrower”), its parent company Cyalume Technologies Holdings, Inc. (“CTHI”) and TD Bank, N.A. have entered into a Second Amendment to Credit Agreement and Limited Waiver (the “Second Loan Amendment”). The Second Loan Amendment became effective December 17, 2009 when CTHI and the Borrower satisfied all conditions precedent to the Second Loan Amendment becoming effective.  The Second Loan Amendment amends the Revolving Credit and Term Loan Agreement (the “Original Credit Agreement”) dated as of December 19, 2008 and all previous amendments to the Original Credit Agreement among the Borrower, CTHI and TD Bank, N.A.

The Second Loan Amendment, among other things:

1.	Waived the requirement that CTI be in compliance as of September 30, 2009 with the service coverage and leverage ratio covenants contained in the Original Credit Agreement, as amended;
2.	Waived TD Bank, N.A.’s right to call the outstanding balances of the Original Credit Agreement, as amended, due to the covenant violations as of September 30, 2009;
3.	Requires that all net proceeds from any new subordinated debt or equity offerings be used to pay-down senior debt;
4.	Requires the Borrower to receive at least $3.0 million in new subordinated debt or equity offering before April 30, 2010;
5.
Set new schedules of required ratios for maximum senior leverage, minimum fixed charge coverage and minimum total debt service coverage ratios and set new quarterly EBITDA targets to take effective December 31, 2009 and

6.	Requires CTHI, the Borrower and its subsidiary to maintain $1.0 million cash on their consolidated balance sheet.

The foregoing description of the terms of the Second Loan Amendment is not complete and is qualified in its entirety by reference to the Second Loan Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Second Amendment To Credit Agreement And Limited Waiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyalume Technologies Holdings, Inc.

December 18, 2009	By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Second Amendment to Credit Agreement and Limited Waiver